Exhibit 99.1
FOR IMMEDIATE RELEASE
CONTACT:
Geoffrey Mogilner
Midway Games Inc.
(773) 961-2222
gmogilner@midway.com
MIDWAY REPORTS 2006 Q1 RESULTS
Chicago, Illinois, May 3, 2006 — Midway Games Inc. (NYSE: MWY) today announced results of operations for the three month period ended March 31, 2006. The Company also confirmed its prior full year guidance and provided revenue and earnings guidance for the second quarter ending June 30, 2006.
FIRST QUARTER RESULTS
Net revenues for the 2006 first quarter were $15.4 million, an 11% increase over 2005 first quarter net revenues of $13.8 million. The 2006 first quarter loss applicable to common stock was $22.6 million which includes $0.8 million of stock option expense, or a loss of $0.25 per share, compared with a 2005 first quarter loss applicable to common stock of $16.0 million or a loss of $0.19 per share.
Other recent operating highlights include:
•	During the first quarter of 2006, Midway launched NBA Ballers: Phenom for Xbox in North America; Midway Arcade Treasures: Extended Play for the PlayStation Portable (PSP) and Gauntlet: Seven Sorrows for PlayStation 2 and Xbox in Europe; and Midway Arcade Treasures: Deluxe Edition and L.A. RUSH, both for the PC, worldwide.
•	In addition, Midway announced that Mortal Kombat: Armageddon, the final installment for this franchise on current generation systems, is expected to be available for PlayStation 2 and Xbox this fall.
•	To date, Midway has announced support for all major platforms including next generation systems Xbox 360, Nintendo Wii and Sony PlayStation 3, as well as handheld systems Nintendo DS and Sony PSP.
•	Also during the quarter, Midway announced the broadening of its in-game advertising strategy and executed a multi-year, multi-game agreement with Double Fusion to provide dynamic advertising within select, future Midway titles.
David F. Zucker, president and chief executive officer, commented, “We are pleased to report that we made progress during the first quarter toward our operating objectives for 2006. First quarter results were consistent with our guidance and Wall Street expectations, and during the quarter, we continued to extend our presence overseas, grow new potential revenue streams such as dynamic in-game advertising, and broaden our support for the new console platforms.”

OUTLOOK
For the quarter ending June 30, 2006, Midway expects net revenues of approximately $25 million, with a net loss of approximately $32 million. For the second quarter, Midway has released NBA Ballers: Phenom for PlayStation 2, Rampage: Total Destruction for PlayStation 2 and Nintendo GameCube, and expects to release NBA Ballers: Rebound for the PSP this week. During the remainder of the quarter, the Company also expects to release Rise & Fall: Civilizations at War for PC and MLB Slugfest 2006 for PlayStation 2 and Xbox. For the year ending December 31, 2006, Midway continues to expect revenues of $155 million with a net loss of approximately $66 million, which includes approximately $3 million of stock option expense.
Mr. Zucker commented, “Although 2006 continues to be a transition year for the industry, we are committed to showing modest revenue growth in spite of the overall industry downturn. We are focused on our goal of increasing our market share early in the new console cycle. To that end, we are concentrating our resources on developing what we believe will be some of the best technology and highest-potential intellectual properties in the industry for the next generation consoles. We continue to make great strides in honing our development and marketing processes, and we are excited to be able to show in greater detail some of our progress at the 2006 Electronic Entertainment Expo (E3) in Los Angeles next week.”
CONFERENCE CALL
Midway Games Inc. is hosting a conference call and simultaneous webcast open to the general public at 4:30 p.m. EDT today, Wednesday, May 3, 2006. The conference call number is (866) 277-1181 or (617) 597-5358 (international callers). The access code for the call is 56448994. Please call ten minutes in advance to ensure that you are connected prior to the presentation. Interested parties may also access the live call on the Internet at www.investor.midway.com or at www.earnings.com. Please log-on fifteen minutes in advance to ensure that you are connected prior to the call’s initiation. Following its completion, a replay of the call can be accessed until May 10 by dialing (888) 286-8010 or (617) 801-6888 (international callers). The access code for the replay is 56466129. Additionally, a replay of the call will be available for twelve months on the Internet via www.investor.midway.com.
ABOUT MIDWAY
Midway Games Inc. (NYSE:MWY), headquartered in Chicago, Illinois, with offices throughout the world, is a leading developer and publisher of interactive entertainment software for major videogame systems and personal computers. More information about Midway and its products can be found at www.midway.com.
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning future business conditions and the outlook for Midway Games Inc. (the “Company”) based on currently available information that involve risks and uncertainties. The Company’s actual results could differ materially from those anticipated in the forward-looking statements as a result of these risks and uncertainties, including, without limitation, the performance of the interactive entertainment industry, dependence on new product introductions and the ability to maintain the scheduling of such introductions, the current console platform transition and other technological changes, dependence on major platform manufacturers and other risks more fully described under “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, and in any more recent filings made by the Company with the Securities and Exchange Commission. Each forward-looking statement, including, without limitation, financial guidance, speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.
– tables follow –

Midway Games Inc., 5/3/06	page 3
MIDWAY GAMES INC.
Consolidated Statements of Operations
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended
	March 31,
	2006	2005

Net revenues	$15,396	$13,815

Cost of sales:
Product costs and distribution	7,570	5,066
Royalties and product development	7,114	3,530
Total cost of sales	14,684	8,596

Gross profit	712	5,219

Research and development expense	10,662	8,966
Selling and marketing expense	6,453	7,280
Administrative expense	5,347	4,180

Operating loss	(21,750)	(15,207)
Interest income	995	628
Interest expense	(1,691)	(353)
Other income and (expense), net	194	(633)

Loss before income taxes	(22,252)	(15,565)
Provision for income taxes	347	328

Net loss	(22,599)	(15,893)
Preferred stock dividends:
Distributed	—	63
Imputed	—	2
Loss applicable to common stock	$(22,599)	$(15,958)

Loss per share of common stock:
Basic and diluted	$(0.25)	$(0.19)

Weighted average number of shares outstanding:
Basic and diluted	90,410	85,642

– balance sheets follow –

Midway Games Inc., 5/3/06	page 4
MIDWAY GAMES INC.
Consolidated Balance Sheets
(In thousands)

	March 31,	December 31,
	2006	2005
	(Unaudited)

Assets
Current assets:
Cash and cash equivalents	$87,006	$98,376
Receivables, net	7,863	30,835
Inventories	3,769	5,811
Capitalized product development costs	34,951	27,570
Prepaid expenses and other current assets	13,583	16,134

Total current assets	147,172	178,726
Capitalized product development costs	706	25
Property and equipment, net	19,458	19,049
Goodwill	41,074	41,108
Other assets	9,325	9,355

Total assets	$217,735	$248,263

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$7,180	$12,431
Accrued compensation and related benefits	2,826	4,060
Accrued royalties	3,245	3,938
Accrued selling and marketing	2,483	4,418
Deferred revenue	2,255	384
Current portion of long-term debt	3,333	3,333
Other accrued liabilities	11,312	13,440

Total current liabilities	32,634	42,004

Convertible senior notes	75,000	75,000
Long-term debt	6,111	6,944
Deferred income taxes	8,414	8,086
Other noncurrent liabilities	658	784

Stockholders’ equity:
Common stock	924	922
Additional paid-in capital	429,876	431,273
Accumulated deficit	(325,698)	(303,099)
Accumulated translation adjustment	(525)	(439)
Deferred compensation	—	(3,610)
Treasury stock	(9,659)	(9,602)

Total stockholders’ equity	94,918	115,445

Total liabilities and stockholders’ equity	$217,735	$248,263

– supplemental data follows –

Midway Games Inc., 5/3/06	page 5
MIDWAY GAMES INC.
Net Revenues by Platform
(in thousands)

	Three Months
	Ended March 31,
	2006		2005

Sony PlayStation 2	$6,923	45.0%	$6,391	46.3%
Microsoft Xbox	4,280	27.8%	2,654	19.2%
Nintendo Gamecube	331	2.2%	2,606	18.9%
Personal Computer	474	3.1%	0	0.0%
Sony PlayStation Portable	1,867	12.1%	0	0.0%
Nintendo Game Boy Advance	192	1.2%	297	2.1%
Royalties	1,252	8.1%	1,785	12.9%
Other	77	0.5%	82	0.6%

Total	$15,396	100.0%	$13,815	100.0%

MIDWAY GAMES INC.
Net Revenues by Geography
(in thousands)

	Three Months
	Ended March 31,
	2006		2005

North America	$11,467	74.5%	$10,723	77.6%
International	3,929	25.5%	3,092	22.4%

Total	$15,396	100.0%	$13,815	100.0%

# # #